UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2014

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

200 Connell Drive, Suite 1500

Berkeley Heights, NJ 07922

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d)         Effective September 10, 2014, the Board of Directors (the “Board”) of Cyclacel Pharmaceuticals, Inc. (the “Company”) appointed Samuel L. Barker, Ph.D., to serve as a Class 1 Director until the 2016 annual meeting of the Company’s stockholders. A press release reflecting Dr. Barker’s appointment, dated September 11, 2014, is attached hereto as Exhibit 99.1.

There are no arrangements or understandings between Dr. Barker and any other person pursuant to which Dr. Barker was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Barker has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.

Dr. Barker has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

On September 10, 2014, the Board granted, under and pursuant to the terms of the 2006 Equity Incentive Plan, as amended, to Dr. Barker an option to purchase up to 9,000 shares of the Company’s common stock, at an exercise price of $3.26 per share, for his services as a non-executive director of the Company, all of such options to vest on the first anniversary of the date of grant. The option expires on September 10, 2024.

In addition, Dr. Barker is entitled to receive an annual fee of $45,000 for his services as a non-executive director of the Company. Dr. Barker will also be reimbursed for certain customary business expenses in connection with attending the Board meeting. Dr. Barker will also serve as a member of the Audit Committee and Compensation Committee of the Board.

Dr. Barker has been a director since September 2014. In 2001, Dr. Barker co-founded Clearview Projects, Inc., a provider of partnering and transaction services to biopharmaceutical companies, and served as its president and chief executive officer from 2003 to 2004. Dr. Barker served in a series of leadership positions at Bristol-Myers Squibb Company until his retirement in 1999. His positions at Bristol-Myers Squibb included service as executive vice president, Worldwide Franchise Management and Strategy during 1998; president, United States Pharmaceuticals from 1992 to 1998; and president, Bristol-Myers Squibb Intercontinental Commercial Operations from 1989 to 1991. Prior to 1989, Dr. Barker held executive positions in research and development, manufacturing, business development and operations planning at Squibb Pharmaceuticals. Dr. Barker has served as a director Lexicon Pharmaceuticals, Inc. since March 2000 and served as chairman from 2005 to 2012. Dr. Barker also served as a director of Cadence Pharmaceuticals, Inc. from 2006 to 2014 and of AtheroGenics, Inc. from 2005 to 2009. Dr. Barker received his B.S. from Henderson State College, his M.S. from the University of Arkansas and his Ph.D. from Purdue University.

Item 8.01 Other Events.

On September 10, 2014, the Board of the Company declared a quarterly cash dividend in the amount of $0.15 per share on the Company’s 6% Convertible Exchangeable Preferred Stock (“Preferred Stock”). The cash dividend will be payable on November 1, 2014 to the holders of record of the Preferred Stock as of the close of business on October 1, 2014.

The Board considered numerous factors in determining whether to declare the quarterly dividend, including the requisite financial analysis and determination of a surplus. While the Board will analyze the advisability of the declaration of dividends in future quarters, there is no assurance that future quarterly dividends will be declared.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated September 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Name:	Paul McBarron
Title:	Executive Vice President—Finance,
Chief Financial Officer and Chief Operating Officer

Date: September 11, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 11, 2014.